As filed with the Securities and Exchange Commission on August 30, 2006

Registration Nos.	333-26311, 333-26313, 333-26315, 333-26317, 333-39765, 333-80869 and 333-118296

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENTS
UNDER
THE SECURITIES ACT OF 1933

THE SPORTSMAN’S GUIDE, INC.
(Exact name of registrant as specified in its charter)

Minnesota	41-1293081
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

411 Farwell Avenue South St. Paul, Minnesota (Address of principal executive offices)	55075 (Zip Code)

1991 Incentive Stock Option Plan
1993 Executive Stock Option Plan
1994 Nonqualified Performance Option Plan
1996 Stock Option Plan
1999 Stock Option Plan
2004 Stock Incentive Plan
(Full title of the plans)

Gregory R. Binkley
President and Chief Executive Officer
The Sportsman’s Guide, Inc.
411 Farwell Avenue
South St. Paul, Minnesota 55075
(Name and address of agent for service)
(651) 451-3030
(Telephone number, including area code, of agent for service)

EXPLANATORY NOTE
SIGNATURES

EXPLANATORY NOTE
     The Sportsman’s Guide, Inc. (the “Company”) files this Post-Effective Amendment No. 1 to each of the following Registration Statements on Form S-8 and hereby removes from registration a total of 31,994 shares of the Company’s common stock, $.01 par value per share (the “Common Stock”) which comprise all shares that remain unissued under each of the following Registration Statements on Form S-8: Registration No. 333-26311 filed May 1, 1997 (1996 Stock Option Plan– 0 shares deregistered), Registration No. 333-26313 filed May 1, 1997 (1994 Nonqualified Performance Option Plan– 0 shares deregistered), Registration No. 333-26315 filed May 1, 1997 (1993 Executive Stock Option Plan– 0 shares deregistered), Registration No. 333-26317 filed May 1, 1997 (1991 Incentive Stock Option Plan– 0 shares deregistered), Registration No. 333-39765 filed November 7, 1997 (1996 Stock Option Plan– 0 shares deregistered), Registration No. 333-80869 filed June 17, 1999 (1999 Stock Option Plan– 494 shares deregistered) and Registration No. 333-118296 filed August 17, 2004 (2004 Stock Incentive Plan– 31,500 shares deregistered).
     On August 30, 2006, pursuant to an Agreement and Plan of Merger dated as of May 4, 2006 (the “Merger Agreement”) among VLP Corporation (“VLP”), Panther Subcorp, Inc. (“Subcorp”) and the Company, Subcorp was merged with and into the Company and the Company became a wholly owned subsidiary of VLP (the “Merger”). As provided in the Merger Agreement, each outstanding share of Common Stock was converted into the right to receive $31.00 in cash and each option to purchase shares of Common Stock granted pursuant to the plans covered by the above listed Registration Statements on Form S-8 (the “Stock Incentive Plans”) was cancelled and the holder of the option was entitled to receive cash in the amount by which $31.00 exceeded the exercise price of the option. Pursuant to the Merger Agreement, the Stock Incentive Plans terminated as of the effective date of the Merger and all awards issued under the Stock Incentive Plans were terminated.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post-effective amendments to the registration statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South St. Paul, State of Minnesota, on August 30, 2006.

THE SPORTSMAN’S GUIDE, INC.
By:	/s/GREGORY R. BINKLEY
Gregory R. Binkley
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, these post-effective amendments to the registration statements have been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ GREGORY R. BINKLEY	President, Chief Executive Officer and Director (principal executive officer)	August 30, 2006
/s/CHARLES B. LINGEN Charles B. Lingen	Executive Vice President of Finance and Administration, Chief Financial Officer, Secretary/Treasurer and Director (principal financial and accounting officer)	August 30, 2006
/s/WILLIAM T. SENA William T. Sena	Chairman of the Board	August 30, 2006
/s/GARY OLEN Gary Olen	Director	August 30, 2006
/s/JAY A. LEITCH Jay A. Leitch	Director	August 30, 2006
/s/DAROLD D. RATH Darold D. Rath	Director	August 30, 2006
/s/RONALD G. OLSON Ronald G. Olson	Director	August 30, 2006

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